Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-136420, 333-151298 and 333-186729 on Form S-8 and 333-183809 on Form S-3 of our reports dated February 17, 2015, relating to the consolidated financial statements and financial statement schedules of Allied World Assurance Company Holdings, AG and subsidiaries (the “Company”) and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2014.

/s/ Deloitte Ltd.
Hamilton, Bermuda
February 17, 2015